Exhibit 5.2

Honigman Miller Schwartz and Cohn LLP Attorneys and Counselors	(313) 465-7000 Fax: (313) 465-8000 www.honigman.com

June 19, 2013

Gentherm Incorporated

21680 Haggerty Road, Suite 101

Northville, MI 48167

RE:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Gentherm Incorporated, a Michigan corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-8, as amended by Post-Effective Amendments No. 1 and No. 2 (the “Registration Statement”), for the registration under the Securities Act of 1933, as amended (the “Securities Act”), of an additional 400,000 shares of the Company’s common stock, no par value (the “Common Stock”), to be issued pursuant to awards under either the Gentherm Incorporated 2006 Equity Incentive Plan, f/k/a the Amerigon Incorporated 2006 Equity Incentive Plan (the “2006 Plan”), or the Gentherm Incorporated 2013 Equity Incentive Plan (the “2013 Plan” and, together with the 2006 Plan, the “Plans”).

Based on our examination of such documents and other matters as we deem relevant, it is our opinion that the shares of Common Stock to be offered by the Company under the Plans pursuant to the Registration Statement are duly authorized and, when issued and sold by the Company in accordance with the Plans and the awards thereunder, will be legally issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission under the Securities Act.

Very truly yours,

/S/ HONIGMAN MILLER SCHWARTZ AND COHN LLP

c:	MSB/CTM/RZK

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